Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (333-101478, 333-108477 and 333-73285) on Form S-3, the Registration Statement (333-73285) on Form S-3A, and the Registration Statements (333-71899, 333-71961, 333-80011, 333-88291, 333-32534, 333-69012, 333-64032, 333-91446, 333-106222 and 333-116729) on Form S-8 of Delphi Corporation of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Delphi Corporation, Delphi Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delphi Corporation, which are included in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
February 26, 2007